Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

between

PTC INC.

and

ROCKWELL AUTOMATION, INC.

Dated as of June 11, 2018

i

3.7	No General Solicitation or Advertising	11
3.8	Governmental Review	11
3.9	Organization and Qualification	11
3.10	Authorization; Enforcement	11
3.11	No Conflicts; Government Consents and Permits	12
3.12	Acquiring Person	12
3.13	Financial Assurances	12
ARTICLE 4 RESTRICTIONS ON TRANSFER		12
4.1	Prohibition on Transfers	12
4.2	Permitted Transfers	13
4.3	No Transfers to Company Competitors or Significant Shareholders	13
4.4	Joinder	13
4.5	Effect of Prohibited Transfer	14
4.6	Compliance with Laws	14
4.7	Legends	14
ARTICLE 5 ADDITIONAL COVENANTS		15
5.1	Board Designee	15
5.2	Registration Rights	17
5.3	Standstill	17
5.4	Voting; Shareholder Meetings	20
5.5	Notification under Antitrust Laws	20
5.6	Confidentiality	21
5.7	Charter and Bylaw Amendments	21
5.8	Conduct of Business by the Company	21
5.9	Public Announcement	22
ARTICLE 6 CONDITIONS TO CLOSING		22
6.1	General Conditions	22
6.2	Conditions to Obligations of the Company	23
6.3	Conditions to Obligations of the Purchaser	23
ARTICLE 7 TERMINATION		24
7.1	Termination	24
7.2	Effect of Termination	25
ARTICLE 8 DEFINITIONS		25
ARTICLE 9 GOVERNING LAW; MISCELLANEOUS		31

ii

9.1	Governing Law; Jurisdiction	31
9.2	Fees and Expenses	32
9.3	Counterparts; Signatures by Facsimile	32
9.4	Headings	32
9.5	Severability	32
9.6	Entire Agreement; Amendments	32
9.7	Waiver; Extension	32
9.8	Notices	33
9.9	Successors and Assigns	34
9.10	Third Party Beneficiaries	34
9.11	Further Assurances	34
9.12	No Presumption Against Drafting Party	34
9.13	Interpretation	35
9.14	Equitable Relief; Enforcement	35
9.15	Severability	35
9.16	Waiver of Jury Trial	35
9.17	Time of Essence	35
ARTICLE 10 INDEMNIFICATION		36
10.1	Survival	36
10.2	Company Indemnification	36
10.3	Purchaser Indemnification	36
10.4	Materiality	37
10.5	Sole and Exclusive Remedy	37
10.6	Limits on Indemnification	37
10.7	No Duplication of Recovery	37
10.8	Procedures	37
10.9	Assignment of Claims	38

Exhibit A – Form of Joinder Agreement

Exhibit B – Form of Registration Rights Agreement

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of June 11, 2018 (this “Agreement”), is made by and between PTC Inc., a Massachusetts corporation (the “Company”), and Rockwell Automation, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

A. The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act.

B. The Purchaser desires to purchase, and the Company desires to sell, upon the terms and conditions stated in this Agreement, the Shares (as defined below) for a purchase price equal to the Aggregate Purchase Price (as defined below).

C. The capitalized terms used herein and not otherwise defined have the meanings given them in Article 8.

AGREEMENT

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

1.1 Purchase and Sale of Securities. At the Closing, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, 10,582,010 shares of Common Stock (the “Shares” or the “Securities”). The purchase price for each Share shall be $94.50, for an aggregate purchase price equal to $999,999,945 (the “Aggregate Purchase Price”).

1.2 Payment. At the Closing, (a) the Purchaser shall deliver or cause to be delivered to the Company, by wire transfer to such account as designated in writing by the Company to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to the Aggregate Purchase Price in immediately available funds in United States dollars and (b) the Company shall issue and register ownership of the Shares in the name of the Purchaser and provide evidence reasonably satisfactory to the Purchaser of the issuance of the Shares on an uncertificated, book entry basis.

1.3 Closing. (a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, at 10:00 a.m., Boston time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article 6 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Company and the Purchaser mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically contemplated by this Agreement or as set forth in the SEC Documents to the extent that such SEC Documents are publicly available on EDGAR and the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, but excluding, in each case, any disclosures set forth in any “risk factor” section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, the Company hereby represents and warrants to the Purchaser that:

2.1 Organization and Qualification.

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with the necessary corporate power and authority to conduct its business as currently conducted or proposed to be conducted as disclosed in the SEC Documents.

(b) The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Securities in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Securities) have been duly authorized by the Board and require no further consent or authorization of the Company, the Board or the Company’s stockholders. This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, (b) may be subject to general principles of equity and (c) rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.3 Capitalization. The authorized capital stock of the Company, as of June 9, 2018, consisted of 500,000,000 shares of Common Stock, of which 115,684,699 shares were issued and outstanding, 4,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which were issued and outstanding and 500,000 shares of Series A Junior Participating Preferred Stock, none of which were issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. An aggregate of 2,961,579 shares of Common Stock, plus an additional number of shares of Common Stock with a value of $50 million (as will be determined based upon the June 20, 2018 closing price of the Common Stock), were issuable under restricted stock units validly granted under or pursuant to Equity Incentive Plans that were outstanding as of June 9, 2018 (the “Outstanding RSUs”). Other than the Outstanding RSUs and rights to purchase shares of the Common Stock under the Company’s 2016 Employee Stock Purchase Plan, no other equity-based awards or rights to purchase were outstanding as of June 9, 2018 under the Equity Incentive Plans, and the Company does not otherwise have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The Company’s Amended and Restated Articles of Organization, as amended (the “Articles of Organization”), as in effect on the date hereof and the Company’s Bylaws (the “Bylaws”) as in effect on the date hereof are each filed as exhibits to the SEC Documents.

2.4 Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all liens and other encumbrances, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and will not be subject to preemptive rights or other similar rights of stockholders of the Company. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Securities will be issued in compliance in all material respects with all applicable federal and state securities laws and the rules and regulations of NASDAQ.

2.5 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Securities) will not (i) conflict with or result in a violation of any provision of the Articles of Organization or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party, or (iii) assuming that all filings, approvals and authorizations contemplated by subsection 2.5(b) below have been obtained or made, result in a violation of any Law applicable to the Company, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or Governmental Authority or self-regulatory agency in order for the Company to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof, including to issue and sell the Securities in accordance with the terms hereof, other than such as have been made or obtained, and except for (i) filings required under applicable Antitrust Laws and expiration or termination of the applicable waiting period under applicable Antitrust Laws, (ii) any filings required to be made under federal or state securities laws, (iii) any required filings or notifications regarding the sale, issuance or listing of additional shares with NASDAQ.

2.6 SEC Documents . Since October 1, 2017, the Company has filed, furnished or otherwise transmitted in a timely manner all required reports, schedules, forms, statements, and other documents with the SEC that the Company was required to file under Section 13, 14(a), and 15(d) of the Exchange Act (the “SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last such amendment, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Documents, and to the knowledge of the Company, none of the SEC Documents are subject to ongoing SEC review.

2.7 Financial Statements . The financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since September 30, 2017, the Company has not made any material change in the accounting practices and policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. No financial statements of any Person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the financial statements of the Company.

2.8 Internal Accounting and Disclosure Controls . The Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are adequate and effective to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an evaluation of the effectiveness of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended September 30, 2017, and has concluded that such internal controls were effective. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee and the Purchaser any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company’s management has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, filed prior to the date of this Agreement, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no material changes in such controls or in other factors that would reasonably be expected to materially affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

2.9 Listing and Maintenance Requirements. The Common Stock is, and as of the Closing will be, registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of NASDAQ.

2.10 Material Adverse Change. (a) Since September 30, 2017, the Company and its material Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that would, if taken after the date of this Agreement without the consent of the Purchaser, have violated Section 5.8(b), (c) or (d), and (b) since September 30, 2017, there has been no event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

2.11 Litigation. There is not, and since September 30, 2017 there has not been, any (i) judgment, order or decree outstanding against or affecting or (ii) action pending or, to the knowledge of the Company, threatened against or affecting, in either case, the Company or any of its Subsidiaries or any of their respective properties, assets, officers or directors before or by any Governmental Authority, other than those that would not (A) result in a Company Material Adverse Effect or (B) in the case of judgments, orders, decrees or actions as of the date hereof, if there were an unfavorable decision, reasonably be expected to either result in monetary damages in excess of $20.0 million.

2.12 Intellectual Property.

(a) To the knowledge of the Company, and except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have a valid right to use, all items of Intellectual Property used or held for use in, or necessary to conduct, their respective businesses. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, all Intellectual Property owned by the Company is owned free and clear of Encumbrances, other than Permitted Encumbrances.

(b) Since September 30, 2015, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not infringed, diluted, misappropriated or otherwise violated any Person’s Intellectual Property, (ii) there has been, no such claim pending or, to the knowledge of the Company, threatened in writing (including in the form of invitations to obtain a license) against the Company or its Subsidiaries alleging any such infringement, dilution, misappropriation or other violation of any Person’s Intellectual Property by the Company or any of its Subsidiaries, and (iii) there has been no claim pending or threatened in writing challenging the validity of, or the Company or its Subsidiaries’ right to register, any application or registration for Intellectual Property (other than office actions in the ordinary course of prosecuting applications and registrations for Intellectual Property).

(c) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(d) There are no orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned or used by the Company or its Subsidiaries, other than such orders, writs, injunctions or decrees that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect.

2.13 Compliance with Law.

(a) Except for matters that, individually or in the aggregate, have not had or would reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and since September 30, 2015 have been, in compliance with all applicable Laws and Company permits, (B) the Company and its Subsidiaries hold all permits necessary for the lawful conduct of their businesses and the ownership and operation of their assets and properties as conducted as of the date of this Agreement, and (C) since September 30, 2015, no action, demand, inquiry or investigation has occurred or been pending or threatened in writing, alleging that the Company or any of its Subsidiaries is not in compliance with any material applicable Law or permit.

(b) Since September 30, 2015, (i) the Company and its Subsidiaries and, to the knowledge of the Company, its Affiliates, directors, officers and employees have complied in all respects with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) none of the Company, any of its Affiliates or its or their directors or officers, or, to the knowledge of the Company, any of its or their employees, agents or other representatives acting on their behalf have, directly or indirectly, violated any Fraud and Bribery Laws.

(c) Since September 30, 2015, each of the Company and its Subsidiaries each has been in material compliance with all applicable U.S., United Kingdom, European Union, and other applicable economic sanctions and export control Laws in the jurisdictions where they conduct business, including (i) the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420), and the Export Administration Regulations, 15 C.F.R. §§ 730-774 (“EAR”); (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations (“ITAR”); (iii) the economic sanctions, Laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Part 500 et seq., and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; and (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code.

2.14 Anti-Takeover. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect. Assuming that neither the Purchaser nor any of its Affiliates is an “interested stockholder” (as defined in Chapter 110F of the Massachusetts General Laws) as of immediately prior to the execution and delivery of this Agreement, the Company has taken all actions necessary to approve the issuance and sale of the Shares to the Purchaser and all other transactions occurring pursuant to or as permitted by the this Agreement, including the subsequent acquisition by the Purchaser or any Affiliate of shares of Common Stock in addition to the Shares to the extent permitted by the terms of this Agreement, in a manner that satisfies Chapter 110F of the Massachusetts General Laws such that Chapter 110F will not apply to any “business combination” (as defined in Chapter 110F) between the Company and the Purchaser or any Affiliate of the Purchaser occurring pursuant to or as permitted by this Agreement. No other “control share acquisition,” “business combination”, “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal law or any similar anti-takeover provision in the Company’s Articles of Organization or Bylaws apply to this Agreement or any of the transactions contemplated hereby.

2.15 Tax Matters. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by it in material jurisdictions and all such Tax Returns were filed in accordance with applicable Law.

(b) The Company and its Subsidiaries have paid all Taxes shown to be due on such Tax Returns or has provided reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

(c) There is no claim, action, suit, proceeding or investigation now pending against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d) As of the date of this Agreement, except for liens arising by operation of Law in respect of Taxes that are not delinquent, there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).

(f) None of the Company or its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Since September 30, 2015, none of the Company or any of its Subsidiaries has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Internal Revenue Code.

2.16 Manipulation of Price. The Company has not knowingly (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (b) except pursuant to share buyback programs, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (c) except pursuant to share buyback programs, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

2.17 Cybersecurity. To the knowledge of the Company, since September 30, 2015, there has been no security breach or other compromise of or relating to any of the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) that has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data that has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are currently in material compliance with all applicable laws, statutes, rules and regulations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect. The Company and its Subsidiaries have implemented backup and disaster recovery technology consistent in all material respects with industry standards and practices.

2.18 Open Source. The Company and its Subsidiaries have used all software and other materials distributed under a “free,” “open source,” or similar licensing model (“Open Source Materials”) in compliance with all material license terms applicable to such Open Source Materials, except where the failure to comply would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has used or distributed to third parties any Open Source Materials in a manner that requires or has required any material proprietary software code or other material technology owned by the Company or any of its Subsidiaries to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge, except for software code or technology that the Company or any of its Subsidiaries generally makes available in source code form and except in each case as would not have a Company Material Adverse Effect.

2.19 Employee Benefit Plans. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code) would have any liability (each, a “Plan”) has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations in jurisdictions in which the Company operates, including but not limited to ERISA and the Internal Revenue Code, except for noncompliance that would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding transactions effected pursuant to a statutory or administrative exemption, has occurred with respect to any Plan that could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any member of its Controlled Group maintains or contributes to or participates in a Plan for the benefit of employees in the United States, or is subject to any contingent liabilities under such a Plan, that is subject to the funding rules of Section 412 of the Internal Revenue Code or Section 302 of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. There is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other applicable governmental agency with respect to any Plan that could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

2.20 Brokers and Finders. Other than fees to Morgan Stanley & Co. LLC, which shall be paid by the Company, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

ARTICLE 3

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to the Company that:

3.1 Investment Intent. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities laws. The Purchaser is acquiring the Securities hereunder in the ordinary course of its business. The Purchaser does not currently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity; the Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

3.2 Experience of Purchaser. The Purchaser, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

3.3 Access to Information. The Purchaser acknowledges that it has had the opportunity to review the SEC Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities and (ii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its Representatives shall modify, amend or affect the Company’s representations and warranties contained in this Agreement. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Securities.

3.4 Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to the Purchaser in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

3.5 No Other Representations. The Purchaser has, in connection with the Purchaser’s decision to purchase the Securities, not relied upon any representations, warranties or other information (whether oral or written) of or related to the Company other than (i) those representations and warranties of the Company specifically set forth herein and (ii) the information contained in the SEC Documents.

3.6 Purchaser Status. The Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act).

3.7 No General Solicitation or Advertising. The Purchaser acknowledges that it is not purchasing the Securities as a result of any “general solicitation” or “general advertising,” as such terms are used in Regulation D under the Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.8 Governmental Review. The Purchaser understands that no United States federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.9 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all corporate power and authority to conduct its business as currently conducted. The Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.10 Authorization; Enforcement. The Purchaser has all requisite corporate power and authority to enter into, to deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Purchaser’s Board of Directors and no further consent or authorization of the Purchaser, its Board of Directors or its stockholders is required. This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally (b) may be subject to general principles of equity and (c) rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.11 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the Purchaser’s Certificate of Incorporation or Bylaws or equivalent documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and rules and regulations of any self-regulatory organizations to which the Purchaser is subject) applicable to the Purchaser, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) The Purchaser is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or Governmental Authority or self-regulatory agency in order for the Purchaser to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Securities in accordance with the terms hereof, other than such as have been made or obtained, and except for (i) filings required under applicable Antitrust Laws and expiration or termination of the applicable waiting period under applicable Antitrust Laws and (ii) any filings required to be made under federal or state securities laws.

3.12 Acquiring Person. Neither the Purchaser nor any of its Affiliates beneficially owns, or will as of the Closing beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to the Purchaser’s rights under this Agreement), any securities of the Company.

3.13 Financial Assurances. The Purchaser has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price at the Closing.

ARTICLE 4

RESTRICTIONS ON TRANSFER

4.1 Prohibition on Transfers. For the period commencing on the Closing Date and ending on the earlier of (a) the third (3rd) anniversary of the Closing Date and (b) the one month anniversary of any expiration or termination of the Strategic Alliance Agreement (the “Lock-Up Period”), (i) no Holder shall Transfer any Securities except (A) with the prior written consent of the Board, which consent may be granted or withheld in the Board’s sole discretion, or (B) as provided in Section 4.2 and (ii) no Holder shall, directly or indirectly, enter into any hedge, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in this clause (ii) is to be settled by delivery of Common Stock or other securities (including in derivative form) of the Company, in cash or otherwise. For the avoidance of doubt, an outright Transfer of Securities that does not violate clause (i) shall not violate clause (ii).

4.2 Permitted Transfers. Subject to Section 4.3, Holders may make the following permitted Transfers of Securities (each, a “Permitted Transfer”):

(a) subject to Section 4.4, Transfers of Securities to an Affiliate that is directly or indirectly wholly-owned by the Purchaser, provided that the Purchaser continues to have the right, directly or indirectly, to vote such Securities;

(b) Transfers of Securities pursuant to any “tender offer” (as such term is used in the Exchange Act), exchange offer, merger, business combination, restructuring, or acquisition of the Company that is recommended by the Board;

(c) from and after the first (1st) anniversary of the Closing, Transfers of Securities, subject to Section 4.3, that do not exceed, in the aggregate in any 90-day period, a number of Shares equal to 1% of the total outstanding shares of Common Stock as of the first date in such 90-day period; provided, however, that such Transfers shall not exceed, in the aggregate in the year after the first (1st) anniversary of the Closing, a number of Shares equal to 2% of the total outstanding shares of Common Stock as of the first date in such year and such Transfers may not exceed, in the aggregate in the year after the second (2nd) anniversary of the Closing, a number of Shares equal to 2% of the total outstanding shares of Common Stock as of the first date in such year.

To the extent that any Transfer consists of, or includes, any pledge, hypothecation or other encumbrance, then such Transfer (including at the time of its initial granting) shall constitute a Permitted Transfer only if and to the extent that any foreclosure thereof (or assignment or other conveyance in lieu of foreclosure) would also qualify as a Permitted Transfer.

4.3 No Transfers to Company Competitors or Significant Shareholders. Notwithstanding anything contained herein to the contrary, in no event shall a Holder Transfer any Securities, during the Lock-Up Period, to (a) any PTC Competitor or (b) any Person that, to the knowledge of Holder after reasonable inquiry, after giving effect to such Transfer, would, together with such Person’s Affiliates, beneficially own 5% or more of the total shares of Common Stock outstanding at the time of such Transfer and would be required under Section 13(d) of the Exchange Act to file a Schedule 13D with the SEC with respect to the Company; provided, however, that the restrictions in this Section 4.3 shall not apply to any Transfer of Shares (i) in an unsolicited open market transaction or (ii) pursuant to a Marketed Underwritten Shelf Offering, except that no Holder shall knowingly Transfer Shares to a PTC Competitor in a Marketed Underwritten Offering and any Holder Transferring Shares in a Marketed Underwritten Offering shall advise the Underwriters for such offering of the limitations on the Holder under this section.

4.4 Joinder. Prior to the consummation of any Transfer permitted by Section 4.2(a), the proposed Holder shall agree to be bound by the provisions of this Agreement as a Holder and shall execute and deliver to the Company a Joinder Agreement in the form of Exhibit A attached hereto or such other form as the Company may agree (a “Joinder Agreement”). Notwithstanding anything to the contrary in this Agreement or any failure by a proposed Holder to execute a Joinder Agreement, such proposed Holder shall be bound by the provisions of this Agreement as a Holder, whether or not they so agree in writing.

4.5 Effect of Prohibited Transfer. If any Transfer is made or attempted contrary to the provisions of this Agreement, (a) such purported Transfer shall be void ab initio, (b) the Company shall have, in addition to all other legal or equitable remedies that it may have, the right to injunctive relief and specific performance to enforce the provisions of this Agreement, and (c) the Company shall have the right to refuse to recognize any transferee as a stockholder for any purpose.

4.6 Compliance with Laws.

(a) Notwithstanding any other provision of this Article 4, each Holder covenants that the Shares may be disposed of only (1) pursuant to an effective registration statement that is in accordance with the Registration Rights Agreement or (2) under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws.

(b) In connection with any transfer of the Shares other than (1) pursuant to an effective registration statement, (2) to the Company or (3) pursuant to Rule 144 (provided that the Purchaser provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the Shares may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.

4.7 Legends. The Securities will bear restrictive instructions in substantially the following form (and a stop-transfer order may be placed against transfer of the book entries for such Securities):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO THE SECURITIES PURCHASE AGREEMENT, DATED JUNE 11, 2018, BETWEEN THE COMPANY AND ROCKWELL AUTOMATION, INC. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Board Designee.

(a) Subject to the terms of this Section 5.1, effective upon the Closing, the Board will (i) increase the size of the Board to create one vacancy and appoint a designee of the Purchaser (the “Purchaser Designee”), reasonably acceptable to the Board, as a director to fill such vacancy, with the Purchaser Designee having such voting and other rights consistent with those generally afforded to and held by other members of the Board, for a term expiring at the Company’s 2019 annual meeting of stockholders or such Purchaser Designee’s earlier resignation or removal and (ii) appoint such Purchaser Designee to the Corporate Governance Committee of the Board. The Company and the Purchaser agree that Blake Moret shall be the initial Purchaser Designee. The Company agrees that, during the Director Period, the Board shall nominate the individual serving as such Purchaser Designee (or any individual subsequently designated by the Purchaser to serve as the Purchaser Designee) for election or re-election, as the case may be, as a director at each subsequent meeting of the Company’s stockholders at which directors are to be elected and use commercially reasonable efforts to cause the Purchaser Designee to be elected or re-elected. So long as the Purchaser Designee is on the Board, the Board will appoint such Purchaser Designee to the Corporate Governance Committee. At the end of the Director Period, then the Purchaser shall cause the Purchaser Designee to tender to the Board, as soon as practicable and in any event within five (5) days following the end of the Director Period, his or her resignation from the Board, which the Board may accept or reject in its sole discretion. If the Board accepts the Purchaser Designee’s resignation, then the Company shall notify the Purchaser of the acceptance. Promptly following the date on which the Purchaser is required to provide a Competition Notice to the Company pursuant to Section 5.6(b)(ii) of the Strategic Alliance Agreement, the Purchaser shall cause the Purchaser Designee to tender to the Board, as soon as practicable and in any event within five (5) days following such event, his or her resignation from the Board and Purchaser shall designate a replacement Purchaser Designee, reasonably acceptable to the Board, that is “Independent” (as such term is defined in Nasdaq Listing Rule 5605(a)(2)) of Purchaser and its Affiliates; provided, that this requirement shall not apply if the Purchaser Designee then serving as a director is “Independent” (as such term is defined in Nasdaq Listing Rule 5605(a)(2)) of Purchaser and its Affiliates. For the avoidance of doubt, any replacement Purchaser Designee appointed pursuant to the preceding sentence shall have the same applicable rights and obligations (including related to the receipt of information and restrictions upon the use of such information) as a Purchaser Designee under this Agreement.

(b) Within five (5) days following the execution of this Agreement, the Purchaser shall provide the Company with the name and relevant background information of the proposed initial Purchaser Designee. As a condition to any appointment or nomination for election to the Board, each Purchaser Designee shall (i) meet the qualifications required of all directors of the Company by the Company’s Corporate Governance Committee and those mandated by applicable Law, (ii) to the extent that the Company so requires for all of its directors, agree, in writing, to be bound by the terms and conditions of all of the Company’s policies applicable to its directors, (iii) make such acknowledgements and enter into such agreements as the Company requires of all directors, including, without limitation, with respect to confidentiality, the Company’s code of ethics, insider trading policy and Section 16 reporting procedures and (iv) be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Company’s Board of Directors and must not hold positions or interests that conflict with their responsibilities to the Company; provided that no Purchaser Designee shall be deemed to hold a position or interest that conflicts with his or her responsibilities to the Company solely by virtue of his or her position as an executive officer or a manager of the Purchaser or any of its Affiliates, and no agreement or policy applicable to the Purchaser Designee as a director will apply to Common Stock held by the Purchaser or any of its Affiliates. Without limiting the foregoing, each proposed Purchaser Designee shall be subject to satisfaction of the criteria for Board membership established by the Company’s Corporate Governance Guidelines, including the director qualification criteria thereof, as determined in the reasonable and good faith discretion of the Corporate Governance Committee of the Board and the Board in the same manner as the Corporate Governance Committee of the Board and the Board would consider any candidate for Board membership. Notwithstanding the confidentiality obligations set forth in clause (iii), the Purchaser Designee shall be permitted to disclose confidential information of the Company to the executive officers of the Purchaser, members of the Board of Directors of the Purchaser and the Purchaser’s advisers on a need-to-know basis for the purposes of, and solely to the extent necessary to, monitor and make decisions regarding the Purchaser’s investment in the Company; provided, that the Purchaser will be liable for any breach of such Persons of the confidentiality obligations applicable to the Purchaser Designee. Upon the resignation or removal of the Purchaser Designee from the Board, such Purchaser Designee shall either promptly (x) destroy all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession and any copies thereof or (y) return to the Company all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession and any copies thereof (but the Purchaser Designee need not purge electronic archives and backups), and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Section 5.1(b).

(c) If a Purchaser Designee resigns from the Board (whether pursuant to the Company’s Majority Voting Policy or otherwise), is removed, or refuses or is unable to serve or fulfill his or her duties as a director because of death or disability, in each case prior to the expiration of the Director Period, the Purchaser shall select a replacement Purchaser Designee, reasonably acceptable to the Board and subject to Section 5.1(a), and provide the Company with the name of and relevant background information for such replacement Purchaser Designee. Subject to the terms of this Section 5.1, within fifteen (15) days following receipt of such information, the Board will appoint such replacement Purchaser Designee to the Board to replace the departing Purchaser Designee to serve the remaining term of the departing Purchaser Designee, and the replacement Purchaser Designee shall be considered a Purchaser Designee for all purposes of this Section 5.1.

(d) The Purchaser Designee shall be entitled to compensation, reimbursement of out of pocket expenses, indemnification and insurance coverage in connection with his or her role as a director consistent with other directors on the Board. The Company shall notify the Purchaser Designee of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board on which the Purchaser Designee serves.

The Company shall provide the Purchaser Designee with copies of all notices, minutes, consents and other materials that are provided to other members of the Board to the extent and in a manner consistent with the Company’s practices of providing such materials to the other members of the Board or such applicable committee of the Board on which the Purchaser Designee serves.

(e) Each of the parties hereto expressly acknowledges and agrees that: (i) the Purchaser and its Affiliates and any of their respective Affiliates, officers, directors, employees and agents (the foregoing Persons in this clause (i), the “Exempted Persons”) have the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in any business, business activity or line of business, including those that are the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter (other than in the case of the Purchaser Designee where knowledge of such transaction or matter was acquired by the Purchaser Designee solely in his or her capacity as a member of the Board) that may be a corporate opportunity for the Company or any of its Subsidiaries, on the one hand, and such Exempted Person or any other Person, on the other hand, such Exempted Person shall have no duty (contractual, fiduciary or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Affiliates for any breach of any duty by reason of the fact that the Purchaser or its Affiliates, directly or indirectly, pursues or acquires such opportunity for itself or another Person, directs such opportunity to another Person or does not present such opportunity to the Company.

(f) Notwithstanding anything contained herein to the contrary, if the Board shall establish a Board Committee to consider (i) a proposed contract, transaction or other arrangement between the Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, (ii) the enforcement or waiver of the rights of the Company or any of its Subsidiaries under any agreement between the Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (iii) a matter which the Board determines in good faith presents an actual or potential conflict of interest for the Purchaser Designee, then the Purchaser Designee may be excluded from participation in such Committee (and any portion of a Board meeting at which such matters may be discussed by the full Board upon reasonable prior notice to the Purchaser Designee (to the extent practicable)), and Purchaser Designee shall not be entitled to receive copies of the written materials or other documents from such Board Committee (or any portion of the Board meeting at which such matters are discussed).

5.2 Registration Rights. At the Closing, the Company and the Purchaser shall execute a Registration Rights Agreement substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”).

5.3 Standstill. Except at the express invitation of the Company in its sole discretion, each Holder agrees that, during the period commencing immediately following the Closing and continuing until the later of (i) the third (3rd) anniversary of the Closing and (ii) the date upon which the Director Period expires (such period, the “Standstill Period”), no Holder or Affiliate thereof (as such term is defined in Rule 12b-2 of the Exchange Act) will, directly or indirectly:

(a) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, purchase of any securities (including in derivative form) of the Company, or any similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company, in each case without the prior written consent of the Board (or an authorized committee);

(b) acquire beneficial ownership of any securities (including in derivative form) of the Company (collectively, a transaction specified in Sections 5.3(a)(i), 5.3(a)(ii) and 5.3(b)(i) that would result in a Change in Control is referred to as a “Business Combination”) other than Permitted Purchases and pursuant to equity awards to any Purchaser Designee, provided, that in no event shall the Holders and their respective Affiliates at any time acquire beneficial ownership of any additional securities of the Company where such acquisition will result in such Holders and their Affiliates, in the aggregate, having beneficial ownership of more than 9% of the total outstanding shares of Common Stock other than pursuant to equity awards to any Purchaser Designee, it being understood that a Holder may request the Company to provide to the Holder the number of then outstanding shares of Common Stock in which case the Company must respond to such request in writing within two Business Days and the Holder will be entitled to rely on the Company’s response, (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities of the Company, or seek to advise or knowingly influence any Person, with respect to voting of any securities of the Company, (iii) except as provided in Section 5.1, with respect to the Purchaser Designee, nominate any person as a director of the Company, (iv) propose any matter to be voted upon by the stockholders of the Company, (v) act, alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of the Company, or (vi) knowingly assist, encourage or facilitate any Person with respect any of the actions set forth in this clause (b);

(c) deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities;

(d) directly or indirectly, knowingly encourage, accept or support a tender, exchange or other offer or proposal by any other Person or group (each, an “Offeror”) for securities of the Company; provided, however, that from and after the filing of a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 of the Exchange Act) by the Company recommending that stockholders accept any such offer filed after such offer has commenced, a Holder shall not be prohibited from taking any of the actions otherwise prohibited by this clause (d) for so long as the Board (or an authorized committee) maintains and does not withdraw such recommendation;

(e) directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any third party the potential formation of a group) with respect to any securities of the Company or a Business Combination involving the Company;

(f) request the Company (or any of its officers, directors, Affiliates employees, attorneys, accountants, financial advisors and other professional representatives), directly or indirectly, to amend or waive any provision of this Section 5.3 (including this sentence);

(g) make any public announcement regarding a potential Business Combination or any of the matters set forth in clauses (a) through (f), or take any action that could require the Company to make a public announcement regarding a potential Business Combination or any of the matters set forth in clauses (a) through (f); or

(h) enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in clauses (a) through (g).

The restrictions of Section 5.3 shall be suspended automatically upon (1) the Company (w) publicly announcing that it has entered into a definitive agreement with a third party to effect a Business Combination, or (x) publicly announcing the Company’s or its Board’s (or an authorized committee’s) approval or recommendation of any Business Combination; or (2) any Person (for the avoidance of doubt, other than a Holder or any of its Affiliates) commencing a tender or exchange offer that, if consummated, would make such Person (or any of its Affiliates) the beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of more than 50% of the Company’s equity securities, or any rights or options to acquire such ownership, including from a third party, unless if (y) such third party tender or exchange offer is withdrawn or terminated within 10 Business Days after its commencement, or (z) the Company or its Board (or an authorized committee) rejects such third party offer or recommends that the stockholders of the Company not tender or exchange their securities within 10 Business Days after its commencement or otherwise withdraws any recommendation that stockholders of the Company accept such offer; (3) the Company’s receipt of a bona fide proposal from a third party that would involve a Business Combination and the Board (or an authorized committee) engaging in discussions with the third party regarding the proposal, or directing management to do so, and not rejecting the proposal within three (3) Business Days; or (4) the Company’s public announcement, at the direction of the Board (or an authorized committee), that it has retained a financial adviser to explore strategic alternatives for the Company; provided that (i) if any such transaction referred to in the foregoing clause (1) or any tender or exchange offer referred to in the foregoing clause (2) is terminated, abandoned or withdrawn, in each case within six (6) months following the first public announcement by the Company thereof, or if any proposal or discussions referred to in the foregoing clause (3) are terminated, abandoned or withdrawn within six (6) months following the Company’s applicable public announcement, the restrictions of this Section 5.3 shall be reinstated automatically and continue in accordance with their terms and (ii) each Holder and the Company expressly agree that the suspension and/or termination of the obligations under Section 5.3 pursuant to this paragraph shall only occur if, in connection with the applicable event set forth in this paragraph, there is and has been no breach by any Holder or any of its Affiliates of the restrictions set forth in this Section 5.3.

5.4 Voting; Shareholder Meetings. Each Holder agrees, on behalf of itself and its Affiliates, that at each meeting of the stockholders of the Company or any adjournment or postponement thereof, and in connection with each written consent of the stockholders of the Company, in each case until the expiration of the Standstill Period, such Holder shall:

(a) cause all Shares beneficially owned by such Holder and Affiliates to be present at such meeting in person or by proxy; and

(b) vote (or cause to be voted) all Shares that such Holder and Affiliates shall be entitled to so vote, or deliver or cause to be delivered a written consent covering the Shares that such Holder and its Affiliates shall be entitled to so vote, in accordance with the Board’s recommendations for (i) the election of directors, provided that this obligation shall only apply if and to the extent that the Company is, at the time of voting, in compliance in all material respects with its obligations under Section 5.1; (ii) all other business involving compensation matters (including new or amended equity plans and “say on pay” proposals) as may properly come before the meeting or any adjournment or postponement thereof; and (iii) the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for any such annual meeting. No such Holder or Affiliate shall take or commit or agree to take any action inconsistent with the foregoing.

5.5 Notification under Antitrust Laws.

(a) As promptly as practicable, (and in any case not later than (i) the fourth (4th) Business Day following the date of this Agreement with respect to the HSR Act and (ii) the tenth (10th) Business Day following the date of this Agreement with respect to the other Initial Antitrust Requirements), each of the Purchaser and Company shall use its reasonable best efforts to make or cause to be made under applicable Antitrust Laws the Initial Antitrust Requirements. Each party shall be responsible for its own costs and expenses associated with the notifications and filings under applicable Antitrust Laws; however, the Purchaser and the Company shall each pay one-half of the applicable filing fee for submitting the Initial Antitrust Requirements. Each party shall use its reasonable best efforts to obtain the expiration or termination of the applicable waiting period under the HSR Act, and to obtain the termination or expiration of any other applicable waiting periods or any necessary approvals or consents under any other applicable Antitrust Laws, including the Initial Antitrust Requirements, at the earliest possible date after the date of filing.

(b) Each of the Purchaser and the Company shall use its reasonable best efforts to: (i) cooperate with each other in connection with any investigation or other inquiry relating to the transactions contemplated by this Agreement; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Merger Control Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (iii) promptly respond to and certify substantial compliance with any inquiries or requests received from the FTC, the DOJ or any other Merger Control Authorities for additional information or documentation; (iv) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Merger Control Authority, and to the extent permitted by the FTC, the DOJ or such other Merger Control Authority, give the other party or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or their counsel to review in advance, and in good faith consider the views of the other party or their counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Merger Control Authority.

(c) Notwithstanding anything to the contrary in this Agreement, the terms “reasonable best efforts” do not require that either party (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of the Purchaser, the Company or their respective Affiliates, (ii) agree to any restrictions on the activities of the Purchaser, the Company or their respective Affiliates, or (iii) pay any material amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying any of the transactions contemplated by this Agreement.

5.6 Confidentiality. Subject to Section 5.1(b), the Purchaser and its Affiliates will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to the Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the Mutual Non Disclosure Agreement, dated August 29, 2017, between the Purchaser and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Notwithstanding anything contained in the Confidentiality Agreement to the contrary, the parties acknowledge that copies of each of this Agreement, the Strategic Alliance Agreement and the Registration Rights Agreement shall be publicly filed by the Company with the SEC Documents and similarly publicly filed with the SEC by the Purchaser. However, the Company will only so file a copy of the Strategic Alliance Agreement if it is accompanied by a request for confidential treatment for portions of such agreement and there are related redactions from such agreement, and the Company will make the filing only after it has consulted with the Purchaser in respect of such request and permitted the Purchaser and its counsel to review in advance, and in good faith considered the views of the Purchaser and its counsel concerning, such request.

5.7 Charter and Bylaw Amendments. The Company agrees that, both prior to and after the Closing, it shall not propose to amend its Articles of Incorporation or amend its Bylaws in a manner that is adverse and disproportionate to the Purchaser in its capacity as a holder of Common Stock as compared to other holders of Common Stock.

5.8 Conduct of Business by the Company. The Company agrees that, from the date of this Agreement until the Closing, neither the Company nor any of its Subsidiaries will, except as required or expressly permitted by this Agreement or the Strategic Alliance Agreement, or to the extent that the Purchaser otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed):

(a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or other ownership interest of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of the Company, other than (i) the grant of restricted stock units or other equity awards under, and the issuance of shares of Common Stock upon the exercise or vesting of awards outstanding as of the date of this Agreement issued pursuant to, the Equity Incentive Plans, (ii) pursuant to a shareholder rights plan or (iii) pursuant to the Company’s 2018 Fixed Dollar Accelerated Share Repurchase Program;

(b) take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, reorganization or restructuring, other than any such actions taken with respect to the Subsidiaries in the ordinary course of business;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, other than dividends by wholly-owned Subsidiaries to the Company or to other wholly-owned Subsidiaries;

(d) other than pursuant to the Company’s 2018 Fixed Dollar Accelerated Share Repurchase Program, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

(e) enter into any agreement to do any of the foregoing.

5.9 Public Announcement. Any public release or announcement issued concurrently with the execution of this Agreement and relating to the transactions contemplated hereby shall be as mutually agreed by the parties.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 General Conditions. The respective obligations of the Purchaser and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The representations and warranties of the Purchaser contained in Article 3 shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Company shall have received from the Purchaser a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Purchaser shall have executed and delivered to the Company the Registration Rights Agreement.

6.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a) (1) The representations and warranties of the Company set forth in Sections 2.1(a), 2.2, 2.3, 2.4, 2.5(a)(i) and 2.14, shall be true and correct in all material respects on and as of the Closing Date (except for any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date), (2) the representations and warranties of the Company set forth in Section 2.6 shall be true and correct on and as of the Closing Date and (C) the representations and warranties of the Company set forth in Article 2 (other than Sections 2.1(a), 2.2, 2.3, 2.4, 2.5(a)(i), 2.6 and 2.14) shall be true and correct on and as of the Closing Date (except for any representations and warranties that speak as of a specific date, which shall be true and correct as of such date) (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties with respect to clauses (1) and (3) of this Section 6.3(a)), except where the failure of such representations and warranties referenced in this clause (3) to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. The Purchaser shall have received from each of the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement.

(c) The Company shall have provided the applicable listing of additional shares notification to NASDAQ, and received notification from NASDAQ that the listing of additional shares review process has been completed, and NASDAQ shall not have made any objection (not subsequently withdrawn) that the consummation of the transactions contemplated hereby would violate NASDAQ listing rules applicable to the Company and that if not withdrawn would result in the delisting of the Company’s Common Stock.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of the Company and the Purchaser;

(b) by the Company, if the Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 6.2, (2) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (3) has not been waived by the Company, or (ii) by the Purchaser, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Purchaser;

(c) by the Company or the Purchaser if the Closing shall not have occurred by August 10, 2018 (the “Outside Date”), provided, that, in the event that the conditions set forth in Section 6.1(b) (solely in connection with the HSR Act or any other applicable Antitrust Laws) have not been satisfied by the third (3rd) Business Day prior to the Outside Date, but all of the other conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that each such condition is then capable of being satisfied at a Closing on such date) by the third (3rd) Business Day prior to the Outside Date, then the Outside Date may be extended to September 9, 2018 by either Seller or Buyer upon written notice to the other given on or prior to the Outside Date (at which point September 9, 2018 shall become the Outside Date); provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement; or

(d) by either the Company or the Purchaser by written notice to the other if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or making consummation of the Closing illegal; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such order.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other parties.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Article 9 in its entirety, Section 5.6 relating to confidentiality and this Section 7.2 and (b) that nothing herein shall relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination.

ARTICLE 8

DEFINITIONS

8.1 “Action” means any action, arbitration, claim, examination, investigation, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

8.2 “Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under direct or indirect common Control with such Person.

8.3 “Aggregate Purchase Price” has the meaning set forth in Section 1.1.

8.4 “Agreement” has the meaning set forth in the preamble to this Agreement.

8.5 “Antitrust Laws” means any federal, state or foreign law, regulation or decree, including the HSR Act, designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

8.6 “Articles of Organization” has the meaning set forth in Section 2.3.

8.7 “Board” means the Board of Directors of the Company.

8.8 “Business Day” means a day Monday through Friday on which banks are generally open for business in Boston, Massachusetts.

8.9 “Business Combination” has the meaning set forth in Section 5.3(b).

8.10 “Bylaws” has the meaning set forth in Section 2.3.

8.11 “Change in Control” means the occurrence of any of the following events: (a) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (b) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains beneficial ownership of 50% or more of the outstanding Company Common Stock or (c) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company Common Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of the voting power of the outstanding shares of voting stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction.

8.12 “Closing” has the meaning set forth in Section 1.3.

8.13 “Closing Date” has the meaning set forth in Section 1.3.

8.14 “Common Stock” means the common stock, par value $0.01 per share, of the Company.

8.15 “Company” has the meaning set forth in the preamble to this Agreement.

8.16 “Company Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, results of operations, properties or assets of the Company and its Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from (a) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (b) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (c) natural disasters or calamities, (d) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (e) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (f) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (g) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (h) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (i) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement or (j) any actions taken (or omitted to be taken) at the request of the Purchaser; provided, that solely in each of the foregoing clauses (a), (b), (c) and (e), such effects referred to therein may be taken into account to the extent that the Company is materially disproportionally affected relative to other similarly situated companies in the industry in which the Company operates, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect, or (ii) the Company’s ability to issue the Shares or perform its obligations under Section 5.1(a) and (c).

8.17 “Confidentiality Agreement” has the meaning set forth in Section 5.6.

8.18 “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

8.19 “Director Period” means the period commencing on the Closing Date and ending on the date on which the Purchaser beneficially owns shares of Common Stock representing less than 5.0% of the total outstanding shares of Common Stock.

8.20 “DOJ” means the U.S. Department of Justice.

8.21 “EAR” has the meaning set forth in Section 2.13(c).

8.22 “Encumbrance” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any third party.

8.23 “Equity Incentive Plans” means all current and future equity incentive plans of the Company that are approved by the Board, including without limitation, the 2000 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan.

8.24 “ERISA” has the meaning set forth in Section 2.19.

8.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

8.26 “Exempted Persons” has the meaning set forth in Section 5.1(e).

8.27 “Fraud and Bribery Laws” has the meaning set forth in Section 2.13(b).

8.28 “FTC” means the U.S. Federal Trade Commission.

8.29 “Fundamental Representations” mean those representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) Section 2.1(a) (Organization), Section 2.2 (Authorization; Enforcement), Section 2.3 (Capitalization), Section 2.4 (Issuance of the Shares), Section 2.5(a)(i) (No Conflicts) and Section 2.14 (Anti-Takeover).

8.30 “GAAP” has the meaning set forth in Section 2.7.

8.31 “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

8.32 “Holder” means the Purchaser and any Affiliate to which Shares have been Transferred pursuant to Section 4.2(a).

8.33 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

8.34 “Initial Antitrust Requirements” means (a) the filing with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act and (b) the filing of any required notices under foreign antitrust, competition, investment, trade regulation or similar Laws.

8.35 “Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all (a) patents, patent applications, utility models and invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, recipes, ingredient lists, blends, mixing instructions, models and methodologies, (f) rights of publicity, privacy and rights to personal information, (g) moral rights and rights of attribution and integrity, and (h) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

8.36 “IT Systems and Data” has the meaning set forth in Section 2.17.

8.37 “ITAR” has the meaning set forth in Section 2.13(c).

8.38 “Joinder Agreement” has the meaning set forth in Section 4.4.

8.39 “Law” means any law, rule, regulation, order, judgment or decree applicable to the Company.

8.40 “Lock-Up Period” has the meaning set forth in Section 4.1.

8.41 “Merger Control Authorities” means all relevant Governmental Authorities under applicable Antitrust Laws, including the FTC and DOJ.

8.42 “NASDAQ” means the Nasdaq Stock Market.

8.43 “OFAC” has the meaning set forth in Section 2.13(c).

8.44 “Offeror” has the meaning set forth in Section 5.3(d).

8.45 “Open Source Materials” has the meaning set forth in Section 2.18.

8.46 “Outside Date” has the meaning set forth in Section 7.1(c).

8.47 “Outstanding RSUs” has the meaning set forth in Section 2.3.

8.48 “Permitted Encumbrances” means (a) statutory Encumbrances arising by operation of Law with respect to a liability or obligation incurred in the ordinary course of business and which is not delinquent, (b) requirements and restrictions of zoning, building and other Laws, (c) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (d) rights granted to any licensee of any Intellectual Property in the ordinary course of business, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (f) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey with respect to the real property and other Encumbrances of record, (g) in the case of contracts, anti-assignment, change of control, most favored nation and similar restrictions contained therein or with respect thereto, (h) Encumbrances disclosed on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017 (including the notes thereto) or (i) such Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances as would not, individually or in the aggregate, materially impair the business of the Company and its Subsidiaries, taken as a whole.

8.49 “Permitted Purchases” means purchases of Common Stock by a Holder to the extent necessary to reverse any decrease in the aggregate percentage of the issued and outstanding Common Stock owned by all Holders that results or will simultaneously result solely from a net increase in the number of issued and outstanding shares of Common Stock.

8.50 “Permitted Transfer” has the meaning set forth in Section 4.2.

8.51 “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any Governmental Authority.

8.52 “Plan” has the meaning set forth in Section 2.19.

8.53 “PTC Competitor” means all businesses and divisions of Dassault Systèmes SA, Siemens AG, Autodesk Inc., Oracle Corporation, SAP AG, Amazon.com, Inc., International Business Machines Corporation, Microsoft Corporation, Cisco Systems, Inc., General Electric Co., Aras Corp., C3 Inc., Salesforce.com Inc., and the Subsidiaries of each of the foregoing.

8.54 “Purchaser” has the meaning set forth in the preamble to this Agreement.

8.55 “Purchaser Designee” has the meaning set forth in Section 5.1(a).

8.56 “Purchaser Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or condition (financial or otherwise) of the Purchaser, or (b) the ability of the Purchaser to perform in any material respect on a timely basis its obligations pursuant to the transactions contemplated by this Agreement.

8.57 The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the SEC.

8.58 “Registration Rights Agreement” has the meaning set forth in Section 5.2.

8.59 “Representatives” means the respective officers, directors, employees, agents and representatives of a Person, including any investment bankers, attorneys or accountants retained by such Person or any of its Subsidiaries

8.60 “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

8.61 “SEC” means the United States Securities and Exchange Commission.

8.62 “Securities” has the meaning set forth in Section 1.1.

8.63 “SEC Documents” has the meaning set forth in Section 2.6.

8.64 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

8.65 “Standstill Period” has the meaning set forth in Section 5.3.

8.66 “Strategic Alliance Agreement” means the Strategic Alliance Agreement, dated as of June 11, 2018, between the Company and the Purchaser, including all schedules, exhibits and annexes thereto.

8.67 “Shares” has the meaning set forth in Section 1.1.

8.68 “Subsidiaries” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

8.69 “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and workers’ compensation charges.

8.70 “Tax Returns” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority relating to Taxes.

8.71 “Transfer” of a security or other property means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of security interest in or otherwise encumber, or other disposal of such security or other property, including without limitation, by means of a transfer of the equity interests, by way of a merger or otherwise, of any Person that directly or indirectly owns such security or other property; and the term “Transferred” shall have a meaning correlative to the foregoing.

ARTICLE 9

GOVERNING LAW; MISCELLANEOUS

9.1 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.2 Fees and Expenses. Except as otherwise provided herein and therein, all fees and expenses incurred in connection with or related to this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

9.3 Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party or parties. This Agreement, once executed by a party, may be delivered to the other party or parties hereto by facsimile or e-mail transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.4 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

9.5 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

9.6 Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto), the Strategic Alliance Agreement (including all schedules and exhibits thereto) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver by a party effected in accordance with this Section 9.6 shall be binding upon such party, including with respect to any Securities purchased under this Agreement at the time outstanding and held by such party (including securities into which such Securities are convertible and for which such Securities are exercisable) and each future holder of all such securities.

9.7 Waiver; Extension. At any time prior to the Closing, the Company, on the one hand and the Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:	PTC Inc.
140 Kendrick Street
Needham, MA 02494
Attention: President & CEO
E-mail: ir@ptc.com

With a copy (which shall not constitute notice) to:	PTC Inc.
140 Kendrick Street
Needham, MA 02494
Facsimile: 781-370-5735
Attention: General Counsel

With a copy (which shall not constitute notice) to:	Goodwin Procter LLP.
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Stuart M. Cable
Robert P. Whalen, Jr.
E-mail: SCable@goodwinlaw.com
RWhalen@goodwinlaw.com

If to the Purchaser:	Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, WI 53204
Facsimile: 414-382-8421
Attention: General Counsel
E-mail: RWHouse@ra.rockwell.com

With a copy (which shall not constitute notice) to:	Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Facsimile: 414-297-4900
Attention: Jay O. Rothman
Patrick G. Quick
E-mail: jrothman@foley.com
pgquick@foley.com

Each party will provide ten days’ advance written notice to the other party or parties of any change in its address.

9.9 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser; provided, however, that no such consent shall be required in connection with any acquisition of the Company or a majority of the outstanding shares of Common Stock or a sale of all or substantially all of the assets of the Company, in each case in a single or series of related transactions, or in the case of any other assignment by operation of law. The Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that the Purchaser may designate a wholly owned Subsidiary to purchase the Shares at the Closing; provided, that (a) the Purchaser shall remain liable for the full performance of all of the Purchaser’s and its Affiliates’ obligations under this Agreement to the extent that such obligations are not fully performed by the assignee and (b) such assignee is directly or indirectly wholly-owned by the Purchaser and the Purchaser continues to have the right, directly or indirectly, to vote the Shares.

9.10 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.11 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.12 No Presumption Against Drafting Party. Each of the Purchaser and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

9.13 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

9.14 Equitable Relief; Enforcement. The Company and the Purchaser each agrees that irreparable damage would occur in the event that any of the applicable provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the Purchaser shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. The Company and the Purchaser each hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Survival. All representations and warranties contained in this Agreement will survive the Closing until the nine-month anniversary of the Closing Date; provided, that the Fundamental Representations shall survive the Closing until the end of the applicable statute of limitations. The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be performed or complied with prior to the Closing Date will survive the Closing until the nine-month anniversary of the Closing Date. All covenants contained in this Agreement required to be performed or complied with in whole or in part after the Closing Date shall survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement. All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 10.1

10.2 Company Indemnification. Subject to Section 10.1, from and after the Closing, the Company will defend, indemnify and hold harmless the Purchaser and its Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “Purchaser Indemnitees”), against any and all Actions, causes of action, suits, claims, losses (including diminution of value of the Shares issued to the Purchaser pursuant to this Agreement (but only to the extent such losses result from the matter which caused such inaccuracy, misrepresentation or breach referred to in clause (i) or (ii)), costs, penalties, fees, judgments, amounts paid in settlement, liabilities and damages, and expenses in connection therewith), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of or arising out of (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by the Company in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement. Notwithstanding the foregoing, except in the case of a breach of the Fundamental Representations, the Company will have no duty to indemnify the Purchaser Indemnitees for Indemnified Liabilities pursuant to clause (i) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed on a cumulative basis an amount equal to $15.0 million (at which point the Company will be liable for such Indemnified Liabilities only to the extent of such excess over $15.0 million); provided, that, notwithstanding anything contained herein to the contrary, the maximum aggregate amount of Indemnified Liabilities that may be recovered from the Company by all Purchaser Indemnitees, taken as a whole, shall be $100,000,000.

10.3 Purchaser Indemnification. Subject to Section 10.1, from and after the Closing, the Purchaser will defend, indemnify and hold harmless the Company and its Affiliates, and its and their respective directors, officers, employees, representatives and agents (the “Company Indemnitees”), against any and all Indemnified Liabilities incurred by any Company Indemnitee as a result of or arising out of (i) any inaccuracy in or misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement. Notwithstanding the foregoing, the Purchaser will not have any duty to indemnify the Company Indemnitees for Indemnified Liabilities pursuant to clause (i) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed on a cumulative basis an amount equal to $15.0 million (at which point the Purchaser will be liable for such Indemnified Liabilities only to the extent of such excess over $15.0 million); provided, that, notwithstanding anything contained herein to the contrary, the maximum aggregate amount of Indemnified Liabilities that may be recovered from the Purchaser by all Company Indemnitees, taken as a whole, shall be $100,000,000.

10.4 Materiality. For purposes of determining (i) whether there has been a breach of any representation or warranty or failure of any representation or warranty to be true and correct and (ii) the amount of Indemnified Liabilities arising from such breach or failure, all limitations or qualifications as to materiality, Material Adverse Effect or other term of similar import or effect, except in Section 2.10(b), shall be disregarded.

10.5 Sole and Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, the indemnification provisions contained in this Article 10 shall be the sole and exclusive remedy for Indemnified Liabilities; provided, that nothing contained in this Agreement will preclude or otherwise affect the rights of the Purchaser to assert claims against the Company in respect of remedies under securities laws that cannot be waived as a matter of law or for fraud. Nothing contained in this Agreement will preclude or otherwise affect the rights of the Company to assert claims against the Purchaser for fraud.

10.6 Notice. No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 10.1.

10.7 No Duplication of Recovery. Any Loss for which any Indemnified Party is entitled to indemnification under this Article 10 shall be determined without duplication of recovery by reason of the fact that the state of facts giving rise to such Indemnified Liability would allow for recovery under more than one provision of Section 10.2 or Section 10.3, as the case may be.

10.8 Procedures.

(a) In order for a Purchaser Indemnitee or Company Indemnitee (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Indemnified Liability or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim in accordance with Section 10.6. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent that the Indemnifying Party is prejudiced by such failure. For the avoidance of doubt, the indemnification provisions and procedures contained in this Article 10 shall apply only to breaches of representations, warranties and covenants under this Agreement and shall not apply to any other agreement or instrument entered into between Purchaser and the Company.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim in accordance with Section 10.6. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent that the Indemnifying Party is prejudiced by such failure.

10.9 Assignment of Claims. If any Purchaser Indemnitee receives any payment from the Company in respect of any Losses pursuant to Section 10.2 and the Purchaser Indemnitee could have recovered all or a part of such Indemnified Liabilities from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Company, the Purchaser Indemnitee shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Company to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Purchaser Indemnitee will, at the Company’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Company’s or the relevant Purchaser Indemnitee as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Purchaser Indemnitee in the amount of any deductible or similar amount required to be paid by the Purchaser Indemnitee prior to the Company being required to make any payment to the Purchaser Indemnitee plus, in the case of any claim by a Purchaser Indemnitee as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Company in an amount equal to the aggregate payments made by the Company to the Purchaser Indemnitee in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) the balance, if any, to the Purchaser Indemnitee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PTC INC.

By:	/s/ James Heppelmann
Name: James Heppelmann
Title: President and CEO

ROCKWELL AUTOMATION, INC.

By:	/s/ Blake Moret
Name: Blake Moret
Title: President and CEO

EXHIBIT A

Form of Joinder Agreement

The undersigned (the “Transferee”) hereby agrees, effective as of the date hereof and upon the countersignature of PTC Inc., a Massachusetts corporation (the “Company”), to become a party to and be bound by that certain Securities Purchase Agreement (the “Agreement”) dated as of June 11, 2018, by and between the Company and Rockwell Automation, Inc., a Delaware corporation, and for all purposes of the Agreement, the undersigned shall be included within the term “Holder” (as defined in the Agreement). The address, email address and facsimile number to which notices may be sent to the undersigned is set forth below.

[Name of Transferee]

By:
Name:
Title:

Date

Address For Notice:
Email Address:
Facsimile No.:

Accepted and agreed by the Company as of the date set forth above:

PTC INC.

By:
Name:
Title:

FINAL FORM

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [            ], 2018 by and between PTC Inc., a Massachusetts corporation (the “Company”), and Rockwell Automation, Inc., a Delaware corporation (“Rockwell”), each of which is sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of June 11, 2018, by and between the Company and Rockwell (the “Securities Purchase Agreement”), Rockwell shall acquire 10,582,010 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, in connection with Rockwell’s investment pursuant to the Securities Purchase Agreement, the Company has agreed to provide certain rights to Rockwell to cause the resale of the shares of the Common Stock to be registered pursuant to the Securities Act (as defined below); and

WHEREAS, the Parties desire to set forth their rights and obligations relating to the registration of the resale of the Registrable Securities (as defined below) pursuant to the Securities Act.

AGREEMENT

NOW, THEREFORE, in consideration of the purchase of the Shares by Rockwell pursuant to the Securities Purchase Agreement, and for other good consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement the following capitalized terms shall have the following meanings. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement:

“Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Common Stock” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the recitals of this Agreement.

“Company Offering” shall have the meaning set forth in Section 3.4.

“Effectiveness Period” shall mean the period of time commencing on the date the SEC declares the Resale Shelf Registration Statement effective and ending on the Termination Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Free Writing Prospectus” shall have the meaning set forth in Section 2.7(a).

“Indemnitee” shall have the meaning set forth in Section 7.

“Inspectors” shall have the meaning set forth in Section 2.7(a)(viii).

“Marketed Underwritten Shelf Offering” shall mean any a shelf offering referred to in Section 2.5 that is an underwritten offering as to which the plan of distribution set forth in the applicable Take-Down Notice includes a “road show” (which may be an “electronic road show” and/or a “nondeal road show”) or other substantial marketing effort by the Company and the underwriters.

“Offering Blackout Period” shall have the meaning set forth in Section 3.4.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein and excluding all “free writing prospectuses” as defined in Rule 405 of the Securities Act.

“Records” shall have the meaning set forth in Section 2.7(a)(viii).

“Registrable Securities” shall mean the Shares, and any shares of Common Stock or other securities issued or issuable in respect of the Shares by way of spin-off, dividend, distribution, stock split or in connection with a combination of shares, reclassification, merger, consolidation, reorganization or similar transaction; provided, however, that Registrable Securities shall not include (i) any securities for which a Registration Statement relating to the sale thereof has become effective under the Securities Act and which have been disposed of under such Registration Statement, (ii) any securities sold pursuant to Rule 144, and (iii) any Shares where the holder thereof beneficially owns in the aggregate less than 1% (one percent) of the shares of Common Stock that are outstanding at such time and such Shares are eligible to be sold in a single three-month period without registration in compliance with Rule 144 without any time, manner or volume of sale restrictions.

“Registration Statement” shall mean any registration statement of the Company which covers the resale of any of the Registrable Securities at any time under the Securities Act on Form S-3 (or, if and after the Company becomes ineligible to use that form, Form S-1), and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference, as well as any registration statement superseding or replacing such registration statement.

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1.

“Rockwell” shall have the meaning assigned to such term in the first paragraph of this Agreement, subject to Section 12 (permitting assignment to an Affiliate).

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Shares” shall have the meaning set forth in the recitals of this Agreement.

“Suspension Event” shall have the meaning set forth in Section 3.3.

“Suspension Event Certificate” shall have the meaning set forth in Section 3.3.

“Take-Down Notice” shall have the meaning set forth in Section 2.5.

“Termination Date” shall mean the earlier of (a) the date on which the registration rights of all Persons pursuant to this Agreement have terminated pursuant to Section 5 or (b) the date the Company is acquired in a transaction approved by the Company’s Board of Directors (including, without limitation, through a merger, consolidation, stock purchase, or sale of all or substantially all of the Company’s assets).

2.	Resale Shelf Registration Rights.

2.1 Registration Statement Covering Resale of Registrable Securities. Not later than [            ]1, 2019, the Company shall file with the SEC a shelf registration statement on Form S-3 pursuant to Rule 415 under the Securities Act covering all of the Registrable Securities registering the resale on a delayed or continuous basis of all such Registrable Securities by Rockwell (a “Resale Shelf Registration Statement”). If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), then the Company shall file the Resale Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. If the Resale Shelf Registration Statement is not an automatic shelf registration statement, then the Company shall use commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective under the Securities Act promptly following the filing of the Resale Shelf Registration Statement. The Company agrees to use commercially reasonable efforts to maintain the effectiveness of the Resale Shelf Registration Statement, including by filing any necessary post-effective amendments and/or replacement shelf registration statements and prospectus supplements, during the Effectiveness Period; provided that the effectiveness of the Resale Shelf Registration Statement need not be maintained for the purposes of registering the resale of securities that no longer constitute Registrable Securities or at any time when the Company is not

[1]	Note to Draft: To insert date that is one year from the execution of this Agreement.

eligible to file a registration statement on Form S-3 (or any similar or successor form) for the purpose of registering the resale of the Registrable Securities. However, if the Company shall at any time before the Termination Date become ineligible to file or use a registration statement on Form S-3 (or any similar or successor form), then the Company shall promptly file with the SEC a shelf registration statement covering all of the Registrable Securities on Form S-1 (or any similar or successor form) and use commercially reasonable efforts to have such registration statement declared effective under the Securities Act promptly following its filing. The Company will thereafter maintain the effectiveness of that registration statement, amending and replacing it as appropriate (and it shall be a Resale Shelf Registration Statement within the meaning of this Agreement), and amending and supplementing the prospectus included therein and related thereto, throughout the Effectiveness Period. The Company’s obligations under this Section 2 shall extend to and include Form S-1 registration of the Registrable Securities to the same extent that such obligations apply to Form S-3 registration of the Registrable Securities.

2.2 Notification and Distribution of Materials. The Company shall notify Rockwell in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to Rockwell, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as Rockwell may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3 Amendments and Supplements. Subject to the provisions of Section 2.1, the Company shall prepare and file with the SEC from time to time such amendments and/or replacement shelf registration statements and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.4 Notice of Certain Events. The Company shall promptly notify Rockwell in writing of any request by the SEC for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify Rockwell in writing of the filing of the Resale Shelf Registration Statement (or the Prospectus relating thereto) or any amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and/or replacement shelf registration statement and of the effectiveness of any post-effective amendment and/or replacement shelf registration statement.

2.5 Notice of Underwritten Offering. At any time that a Resale Shelf Registration Statement is effective, if Rockwell delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities using the Resale Shelf Registration Statement in a Marketed Underwritten Shelf Offering, then the Company shall amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to such Marketed Underwritten Shelf Offering; provided, that no more than one Marketed Underwritten

Shelf Offering may be conducted during any 90-day period. For the avoidance of doubt, Registrable Securities may be offered and sold using the Resale Shelf Registration Statement, subject to Section 3, even when Rockwell is not permitted by the terms of this Section 2.5 to conduct a Marketed Underwritten Shelf Offering.

2.6 Selection of Underwriter. In the event of a Marketed Underwritten Shelf Offering, Rockwell shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

2.7 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in this Section 2, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the SEC such amendments, including post-effective amendments and/or replacement shelf registration statements, and supplements to a Resale Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Resale Shelf Registration Statement effective and to comply in all material respects with the provisions of the Securities Act with respect to the disposition of the Registrable Securities subject thereto for a period ending on the date on which all the Registrable Securities cease to be Registrable Securities; promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and Rockwell agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto and promptly provide Rockwell true and complete copies of all correspondence from and to the SEC relating to such Registration Statement;

(iii) furnish to Rockwell and each underwriter, if any, of the securities being sold by Rockwell such number of conformed copies of such Resale Shelf Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in or deemed part of such Resale Shelf Registration Statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as Rockwell and each such underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(iv) use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Common Stock) to be listed on each securities exchange on which shares of Common Stock are then listed;

(v) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Resale Shelf Registration Statement from and after a date not later than the effective date of such Resale Shelf Registration Statement;

(vi) enter into such agreements (including an underwriting agreement) in form, scope and substance as is customary in underwritten offerings of shares of common stock by an issuer similar to the Company and use its commercially reasonable efforts to take all such other actions reasonably requested by Rockwell (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten offering, (A) make such representations and warranties to Rockwell and the underwriters, if any, with respect to the business, management, financial statements and prospects of the Company and its subsidiaries, and the Resale Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, and (B) deliver such documents and certificates as reasonably requested by Rockwell, its counsel and the lead managing underwriter(s), if any, to evidence the continued accuracy of the representations and warranties made pursuant to sub-clause (A) and to evidence compliance with any customary covenants and satisfaction of any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(vii) in connection with an underwritten offering, use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters, and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such Resale Shelf Registration Statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(viii) make available for inspection by Rockwell, any underwriter participating in any disposition pursuant to any Registration Statement, and any attorney, accountant or other agent or Representative retained in connection with such offering by Rockwell or each such underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise due diligence in connection with such Registration Statement, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such Representative, underwriter, attorney, agent or accountant in connection with such Registration

Statement; provided, however, that the Company shall not be required to provide any information under this Section 2.7(a)(viii) to the extent that either (1) the Company has obtained confidential treatment of such information from the SEC or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing, unless, with respect to clause (1) or (2), Rockwell enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that Rockwell agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to the extent practicable seeking to prevent disclosure of the Records deemed confidential;

(ix) as promptly as practicable notify in writing Rockwell and the underwriters, if any, of the following events: (A) the filing of the Resale Shelf Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Resale Shelf Registration Statement and/or replacement shelf registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the Resale Shelf Registration Statement or any post-effective amendment thereto and/or replacement shelf registration statement, when the same has become effective; (B) the receipt of any written comments from the SEC or any request by the SEC or any other U.S. or state Governmental Authority for amendments or supplements to the Resale Shelf Registration Statement or the prospectus or for additional information; (C) when the Resale Shelf Registration Statement or any amendment thereto becomes effective; (D) the issuance by the SEC of any stop order suspending the effectiveness of the Resale Shelf Registration Statement or the initiation of any proceedings by any Person for that purpose; (E) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (F) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 2.7(a)(viii) cease to be true and correct in any material respect; and (G) upon the happening of any event that makes any statement made in such Resale Shelf Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Resale Shelf Registration Statement, prospectus or documents so that, in the case of the Resale Shelf Registration Statement, it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, in the case of clause (G), that such notice need not include the nature or details concerning such event;

(x) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (x) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xi) cooperate with Rockwell and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;

(xii) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by Rockwell and the underwriter(s) in the offering, marketing and selling of the Registrable Securities; provided, however, that the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company;

(xiii) if reasonably requested by counsel to Rockwell, (i) promptly incorporate in a prospectus supplement or post-effective amendment to the Resale Shelf Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such prospectus supplement or such post-effective amendment promptly after the Company has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment and has agreed to their inclusion in the Resale Shelf Registration Statement; and

(xiv) take all other actions reasonably requested by Rockwell or the lead managing underwriter(s) to effect the intent of this Agreement.

3.	Suspension of Registration Requirement; Market Standstill.

3.1 The Company shall promptly notify Rockwell in writing of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement with respect to the Registrable Securities or the initiation of any proceedings for that purpose. The Company shall use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as reasonably possible and promptly notify in writing Rockwell of the withdrawal of any such order.

3.2 At any time when a Prospectus relating to a Registration Statement is required to be delivered under the Securities Act to a transferee, the Company shall notify Rockwell (A) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in such event, (B) to suspend sales of Registrable Securities, and Rockwell will refrain from selling any Registrable Securities pursuant to such Registration Statement until Rockwell is advised in writing by the Company that the current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In such event, unless such event constitutes a Suspension Event (as defined below), the Company shall promptly, and in any event within ten (10) Business Days after giving such notice to the Company, prepare and file a supplement to or an amendment of such Prospectus as may be necessary so that, as supplemented or amended, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company shall, if necessary, promptly, and in any event within ten (10) Business Days after giving such notice, amend the Registration Statement of which such Prospectus is a part to reflect such amendment or supplement. The Company shall promptly notify Rockwell in writing when the current Prospectus may be used.

3.3 Subject to the terms of Section 4, the Company’s obligation under this Agreement to file, amend or supplement a Registration Statement, or to cause a Registration Statement, or any filings with any state securities commission, to become effective, shall be deferred, for one or more reasonable periods, each of which may not exceed forty-five (45) days, if the Board of Directors of the Company determines in good faith that such deferral is in the best interest of the Company and its stockholders in order to avoid the disclosure of information not otherwise then required by Law (in the absence of a registration or sales thereunder) to be publicly disclosed (such circumstances being hereinafter referred to as a “Suspension Event”). The Company shall notify Rockwell of the existence of any Suspension Event by promptly delivering to Rockwell a certificate signed by an executive officer of the Company (“Suspension Event Certificate”) stating that a Suspension Event has occurred and is continuing and setting forth the duration of such Suspension Event (not to exceed forty-five (45) days from delivery of the Suspension Event Certificate) or, if such duration is not known, the anticipated duration of such Suspension Event (not to exceed forty-five (45) days from the delivery of the Suspension Event Certificate). If the Suspension Event Certificate does not set forth a definitive duration of the Suspension Event, then upon the earlier of (i) forty-five (45) days following delivery of the Suspension Event Certificate or (ii) the conclusion of the Suspension Event, the Company shall notify Rockwell in writing of the termination of the Suspension Event. Notwithstanding anything herein to the contrary, the Company shall not be entitled to give notice of a second or subsequent Suspension Event until at least one hundred twenty (120) days has passed from the expiration of the immediately preceding Suspension Event.

3.4 Subject to the terms of Section 4, Rockwell agrees, if requested by the managing underwriter or underwriters in a Company-initiated underwritten offering of Common Stock registered under the Securities Act (each, a “Company Offering”), not to effect any public sale or distribution of any of the Registrable Securities during an Offering Blackout Period (as defined below), provided that the Company is actively employing commercially reasonable efforts to cause the registration statement associated with such Offering Blackout Period to be effective, if it has not already become effective; provided, however, that the foregoing restriction shall apply to Rockwell for a Company Offering only if and to the extent that all directors and executive officers of the Company are subject to the same restriction for that Company Offering. The Company shall use commercially reasonable efforts to give written notice to Rockwell of any Offering Blackout Period at least fifteen (15) days prior to the commencement of the Offering Blackout Period; provided, however, that if the Company is unable to provide fifteen (15) days advance notice of the commencement of the Offering Blackout Period, the Company shall provide as much notice as reasonably possible, and provided further that the failure to timely provide such notice shall not in any way prohibit the commencement of an Offering Blackout Period. The “Offering Blackout Period” shall commence on a date set by the Company, which shall be no earlier than the fifth (5th) day preceding the anticipated date of pricing of such Company Offering, and shall end on the ninetieth (90th) day, or such sooner date as is requested by the managing underwriter or underwriters of such Company Offering, after the closing date of such Company Offering.

4. Limitations on Suspension/Blackout Periods. Notwithstanding anything herein to the contrary, the Company covenants and agrees that (a) the Company’s rights to defer certain of its obligations pursuant to Section 3.3 during the pendency of any Suspension Event, and (b) Rockwell’s obligation to suspend public sales of Registrable Securities pursuant to Section 3.4 during one or more Offering Blackout Periods shall not, in the aggregate, cause Rockwell to be required to suspend sales of Registrable Securities or relieve the Company of its obligation to file a Registration Statement for longer than sixty (60) days, and an Offering Blackout Period may not be called more than once in any period of twelve (12) consecutive months.

5. Termination of Registration Rights. The rights granted pursuant to Section 2 shall terminate, as to Rockwell, at such time at which Rockwell no longer holds any Registrable Securities.

6. State Securities Laws and Sale Procedures.

6.1 The Company shall use its reasonable best efforts to file documents required of the Company for normal blue sky clearance in states specified in writing by Rockwell; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

6.2 Rockwell agrees that it will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or as contemplated in a Registration Statement.

7. Indemnification by the Company. The Company agrees to indemnify and hold harmless Rockwell and Rockwell’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls Rockwell within the meaning of the Securities Act, and each other Person, if any, subject to liability because of his, her or its connection with Rockwell (each, an “Indemnitee”), against any and all out-of-pocket losses, claims, damages, actions, liabilities, costs, and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals) arising out of or based upon (i) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act or state securities laws and relating to action or inaction required of the Company under the terms of this Agreement or in connection with any Registration Statement or Prospectus; (ii) an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus; (iii) an omission to state or alleged omission to state in any Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) an omission to state or alleged omission to state in a Prospectus a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable to such Indemnitee or any Person who participates as an underwriter or as a Representative of an underwriter in the offering or sale of Registrable Securities or any other Person who controls such underwriter within the meaning of the Securities Act, in any such case, to the extent that any such loss, claim, damage, action, liability, cost or expense (each, a “Loss”) arises out of or is based upon (a) an untrue statement or omission or alleged untrue statement or omission made in such Registration Statement or in any such Prospectus in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests that was furnished in writing to the Company expressly for use in connection with such Registration Statement or the Prospectus contained therein by such Indemnitee, (b) Rockwell’s failure to send or give a copy of the final, amended or supplemented prospectus furnished to Rockwell by the Company at or prior to the time such action is required by the Securities Act to the Person claiming an untrue statement or alleged untrue statement or omission or alleged omission if such statement or omission was corrected in such final, amended or supplemented Prospectus, or (c) an untrue statement or alleged untrue statement contained in any offer made by Rockwell relating to the Registrable Securities that constitutes a Free Writing Prospectus prepared by or on behalf of Rockwell. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by any Person and shall survive the sale of all securities registered pursuant to Section 2.

8. Covenants of Rockwell. Rockwell hereby agrees (i) to cooperate with the Company and to furnish to the Company the information concerning Rockwell, its plan of distribution and its ownership interests in securities of the Company in connection with the preparation of a Registration Statement or Prospectus with respect to Rockwell’s Registrable Securities and any filings with any state securities commissions as the Company may reasonably request (and to promptly notify the Company of any material changes in such information set forth in a Registration Statement prior to and during the effectiveness of such Registration Statement), (ii) that it will not make any offer relating to the Registrable Securities that would constitute a Free Writing Prospectus, and (iii) to indemnify the Company, its officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls the Company within the meaning of the Securities Act, and each other Person, if any, subject to liability because of his, her or its connection with the Company, against any and all Losses arising out of or based upon (A) an untrue statement or alleged untrue statement of a material fact contained in either such Registration Statement or the Prospectus contained therein, an omission or alleged omission to state in such Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, or an omission or alleged omission to state in such Prospectus a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission occurs from reliance upon and in conformity with information regarding Rockwell or its plan of distribution or its ownership interests that was furnished in writing to the Company by Rockwell expressly for use therein, or (B) an untrue statement or alleged untrue statement contained in any offer made by Rockwell relating to the Registrable Securities that constitutes a Free Writing Prospectus prepared by or on behalf of Rockwell. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by any Person and shall survive the sale of all securities registered pursuant to Section 2.

9. Indemnification Procedures. Any Person entitled to indemnification under this Agreement shall promptly, and in any event within five (5) Business Days, notify the indemnifying party in writing of the commencement of any action, proceeding or investigation of which such Person has actual knowledge and with respect to which a claim for indemnification may be made hereunder, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations hereunder, except and only to the extent the indemnifying party is materially prejudiced thereby, and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein at its own expense and, unless in the indemnified party’s reasonable judgment a conflict of interest exists in respect of such Loss, to assume and direct the defense thereof, to the extent that it so chooses, with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to such indemnified party that it chooses to assume and direct the defense of such an action, proceeding or investigation, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person within a reasonable time, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person, but shall always be permitted to participate in such defense. No indemnifying party shall, without the written consent of the indemnified party (which shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (iii) does not and is not likely to materially adversely affect the indemnified party.

10. Contribution. If the indemnification provided for in Section 7 or 8 shall for any reason be unavailable in respect of any Loss, then, in lieu of the amount paid or payable thereunder, the indemnified party and the indemnifying party shall contribute to the aggregate Losses in such proportion as is appropriate to reflect the relative fault of the Company and of the other Persons indemnifying or indemnified for such Losses with respect to the statements, omissions or actions that resulted in such Losses, as well as any other equitable considerations. The relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be necessarily equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section. The amount contributed by an Indemnitee shall on no account exceed the proceeds of the resale of Registrable Securities by such Indemnitee. In addition, no Person shall be obligated to contribute amounts under this Section 10 in payment for any settlement of any Loss effected without such Person’s consent. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. The remedy provided for in this Section is not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

11. Expenses and Payments. The Company shall bear all expenses incurred in connection with the registration of the Registrable Securities pursuant to Section 2 and the administration of the registration program hereunder, including (i) all registration and filing fees, all Nasdaq listing fees for the Shares, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of Rockwell and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) all reasonable out-of-pocket expenses related to any “road show” for an offering, including all travel, meals and lodging, and (vi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); but excluding all fees and disbursements of underwriters customarily paid by sellers of securities and all underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities. All expenses relating to the offer and sale of Registrable Securities not to be borne by the Company pursuant to the foregoing sentence shall be borne and paid by Rockwell. The payments required by Section 7, 8 and 10 shall be made periodically during the course of any action, proceeding or investigation, as and when any Loss is incurred.

12. Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the other Party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void; provided, however, that Rockwell may assign any or all of its rights hereunder to any Affiliate so long as such Affiliate agrees to be bound by the terms hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

13. No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to Rockwell to register the Registrable Securities under the Securities Act.

14. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to (a) make and keep adequate current public information available pursuant to paragraph (c) of Rule 144 and (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice pursuant to this Section:

if to the Company, to:

PTC Inc.

140 Kendrick Street

Needham, MA 02494

Attention: President & CEO

E-mail: ir@ptc.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Facsimile: (617) 801-8906

Attention: Stuart M. Cable

                 Robert P. Whalen, Jr.

E-mail: SCable@goodwinlaw.com

             RWhalen@goodwinlaw.com

if to Rockwell, to:

Rockwell Automation Inc.

1201 South 2nd Street

Milwaukee, WI 53204

Facsimile: 414-382-8421

Attention: General Counsel

E-mail: RWHouse@ra.rockwell.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Facsimile: 414-297-4900

Attention: Jay O. Rothman

                 Patrick G. Quick

E-mail: jrothman@foley.com

            pgquick@foley.com

16. Amendments; Waiver. Except insofar as assignments are permitted under this Agreement, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Rockwell. Any waiver of a provision of this Agreement must be in writing and executed by the Party against whom enforcement of such waiver is sought.

17. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

18. Entire Agreement; Severability. This Agreement, the Securities Purchase Agreement, the Strategic Alliance Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

19. Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Party.

21. Drafting Conventions; No Construction Against the Drafter.

21.1 The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include”, “includes” and “including” are to be read as if they were followed by the phrase “without limitation”. Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day.

21.2 The Parties have participated jointly with their respective counsel in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and there is to be no presumption or burden of proof favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

22. Equitable Relief; Enforcement. The Parties agree that irreparable damage would occur in the event that any of the applicable provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

24. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PTC INC.

By:
Name:
Title:

ROCKWELL AUTOMATION, INC.

By:
Name:
Title: